UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
__________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 24, 2014

__________

Premier Exhibitions, Inc.
(Exact Name of Registrant as Specified in Charter)

Florida	000-24452	20-1424922
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

3340 Peachtree Road, N.E., Suite 900, Atlanta, Georgia	30326
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code    (404) 842-2600

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On April 24, 2014, Premier Exhibitions, Inc. (the “Company”) received a letter (“Notice”) from the Listing Qualifications Department of the Nasdaq Stock Market (“Nasdaq”) indicating that the Company no longer complies with the minimum bid price requirement for continued listing on the Nasdaq Capital Market. Nasdaq Listing Rule 5450(a)(1) requires companies listed on the Nasdaq Capital Market to maintain a minimum bid price of $1 per share. Since the Company’s closing bid price for the prior 30 consecutive business days was below $1, the Company no longer complies with the Nasdaq Listing Rules.

The Notice does not result in the immediate delisting of the Company’s common stock from the Nasdaq Capital Market. Rather, under the Nasdaq Listing Rules, the registrant has 180 calendar days from the date of the Notice, or until October 21, 2014, to regain compliance.  In addition, if at any time during this 180 day period the closing price of the Company’s stock is at least $1 for a minimum of ten consecutive business days, the Company will regain compliance with the Listing Rules.  During the 180 day period the Company may also submit a plan to regain compliance to Nasdaq and may request additional time to complete the plan.

The Company is currently evaluating various alternative courses of action to regain compliance and intends to timely submit a plan to Nasdaq to regain compliance with the Nasdaq minimum bid price standard. However, there can be no assurance that the Company’s plan will be accepted or that if it is, the Company will be able to implement the plan and regain compliance or maintain the listing of its common stock on Nasdaq.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Premier Exhibitions, Inc.

By:	/s/ Michael J. Little
Michael J. Little
Chief Financial Officer and Chief Operating Officer

Date: April 30, 2014